Exhibit 10.21
QUALTRICS INTERNATIONAL INC.
CLASS A COMMON STOCK PURCHASE AGREEMENT
THIS CLASS A COMMON STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of December 8, 2020, by and between QUALTRICS INTERNATIONAL INC., a Delaware corporation (the “Company”), and Q II, LLC, a Utah limited liability company (the “Investor”).
THE PARTIES HEREBY AGREE AS FOLLOWS:
1.Purchase and Sale of Common Stock.
(a)On the terms and subject to the conditions of this Agreement, the Investor agrees to purchase from the Company, and the Company agrees to sell and issue to the Investor, 6,000,000 shares (the “Shares”) of Class A Common Stock of the Company, par value $0.0001 per share (the “Class A Common Stock”), at a price per share equal to $20.00 (the “Per Share Price”).
(b)The purchase and sale of the Shares hereunder shall take place remotely via the exchange of documents and signature pages at 10:00 a.m., Mountain time, on the date that is two (2) business days following the satisfaction of all of the conditions set forth in Sections 5 and 6 hereof, or at such other time and place as the Company and the Investor may mutually agree upon (the “Closing”); provided, however, that the Closing shall not occur prior to December 16, 2020. At the Closing, the Investor shall make payment of the purchase price for the Shares by wire transfer in immediately available funds to the account specified by the Company against delivery to the Investor of the Shares registered in the name of the Investor, which Shares shall be certificated shares.
(c)All references to numbers of shares and prices per share in this Agreement, including the number of Shares, the Per Share Price and the Repurchase Price, shall be appropriately adjusted to reflect any stock dividend, stock split, combination or other recapitalization or reclassification of shares by the Company occurring after the date of this Agreement.
2.Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor that as of the date hereof and as of the date of Closing (except for the representations and warranties in Sections 2.5 and 2.6, which shall be made only as of the date hereof):
2.1Organization, Good Standing and Qualification.
(a)The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted.

(b)The Company is duly qualified to transact business and is in good standing in each jurisdiction in which it is required to be so qualified or in good standing, except where the failure to so qualify or be in good standing would not be material and adverse to the Company.
2.2Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement , the performance of all obligations of the Company under this Agreement, and the authorization, issuance, sale and delivery of the Shares being sold hereunder has been taken, and this Agreement constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
2.3Valid Issuance of Common Stock. The Shares being purchased by the Investor hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and will be free of liens, encumbrances, pre-emptive rights or similar rights or restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws or as contemplated hereby.
2.4Compliance with Other Instruments; No Consent.
(a)As of the date hereof, the Company is not in violation or default of its Certificate of Incorporation or Bylaws. As of the date of the Closing, the Company shall not be in violation or default of any provision of its Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws. Except as would not be material to the Company, the Company is not in violation or default in any respect of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or, to its knowledge, of any provision of any federal or state statute, rule or regulation applicable to the Company.
(b)The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement will not (i) result in any material violation or default or be in conflict with or constitute, with or without the passage of time and giving of notice, either a material default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any material lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to the Company, its business or operations or any of its assets or properties, (ii) result in any violation or default of its (A) Certificate of Incorporation or Bylaws, as of the date hereof or (B) Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, as of the date of the Closing, or (iii) result in any material violation of any law, statute, rule or regulation, or of any judgment or order of any court, arbitrator or governmental or regulatory authority, in each case applicable to the Company.

(c)No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except (i) as required under the HSR Act (as defined below) and (ii) the filings required by applicable state “blue sky” securities laws, rules and regulations and the declaration of the effectiveness of the Registration Statement by the SEC.
2.5Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 100 shares of Common Stock, all of which are held by SAP America, Inc. As of the date of the Closing, the authorized capital stock of the Company shall consist of:
(a)Class A Common Stock. A total of 2,000,000,000 authorized shares of Class A Common Stock, none of which shall be issued and outstanding.
(b)Class B Common Stock. A total of 1,000,000,000 authorized shares of Class B Common Stock, of which 423,170,610 shall be issued and outstanding, all of which shall be held by SAP America, Inc.
(c)Preferred Stock. A total of 100,000,000 authorized shares of Preferred Stock, of which none shall be issued and outstanding.
2.6Registration Statement. As of the date hereof, the Registration Statement filed on November 21, 2020 with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), complied as of its filing date in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC promulgated thereunder, and such Registration Statement does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
2.7Brokers or Finders. The Company has not engaged any brokers, finders or agents such that the Investor will incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the sale of the Shares contemplated by this Agreement.
2.8Private Placement. Assuming the accuracy of the representations, warranties and covenants of the Investor set forth in Section 3 of this Agreement, no registration under the Securities Act is required for the offer and sale of the Shares by the Company to the Investor under this Agreement.
3.Representations and Warranties of the Investor. The Investor hereby represents and warrants to the Company as follows:
3.1Organization, Good Standing and Qualification. The Investor is a limited liability company duly organized, validly existing and in good standing under the laws of the

State of Utah. The sole manager of the Investor is, and the Investor is under the sole control of, Ryan Smith.
3.2Authorization. The Investor has full power and authority to enter into this Agreement, and this Agreement constitutes a valid and legally binding obligation of the Investor, enforceable in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
3.3Purchase Entirely for Own Account. By the Investor’s execution of this Agreement, the Investor hereby confirms that the Shares to be received by the Investor will be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the distribution of any part thereof, and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same, except as permitted by applicable federal or state securities laws. By executing this Agreement, the Investor further represents that the Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares.
3.4Disclosure of Information. The Investor believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares. The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares and the business, properties, prospects and financial condition of the Company. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Investor to rely thereon.
3.5Investment Experience. The Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares. The Investor also represents it has not been organized for the purpose of acquiring the Shares.
3.6Accredited Investor. The Investor is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC under the Securities Act, as presently in effect.
3.7Brokers or Finders. The Investor has not engaged any brokers, finders or agents such that the Company will incur, directly or indirectly, as a result of any action taken by the Investor, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the sale of the Shares contemplated by this Agreement.

3.8Sufficiency of Funds. The Investor has sufficient cash on hand or access to available funds to enable it to make payment of the purchase price for the Shares and consummate the transactions contemplated by this Agreement.
3.9Restricted Securities. The Investor understands that the Shares will be characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, the Investor represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.
3.10Legends. The Investor understands that the Shares may bear one or all of the following legends:
(a)“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTIONS. THESE SECURITIES MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS (PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM). INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”
(b)“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND A RIGHT OF REPURCHASE AS SET FORTH IN AN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. AS A RESULT OF SUCH AGREEMENT, EXCEPT IN CERTAIN CIRCUMSTANCES, THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF PRIOR TO 12 MONTHS AFTER THE EFFECTIVE DATE OF A REGISTRATION STATEMENT FILED BY THE COMPANY FOR ITS INITIAL PUBLIC OFFERING OF THE CLASS A COMMON STOCK OF THE ISSUER HEREOF. SUCH RESTRICTION IS BINDING ON TRANSFEREES OF THESE SHARES.”
(c)Any legend required by applicable state “blue sky” securities laws, rules and regulations.

4.Covenants.
4.1Lock-Up Agreement; Transfer Restrictions.
(a)The Investor hereby agrees that it will execute and deliver to the underwriters of the IPO a lock-up agreement in the form provided by such underwriters (the “Lock-Up Agreement”), which form shall be substantially the same as the form of lock-up agreement to be executed and delivered by SAP America, Inc.
(b)The Investor hereby agrees that it shall not, without the Company’s prior written consent, directly or indirectly, (i) sell, offer, transfer, assign, mortgage, hypothecate, gift, pledge or dispose of, or enter into or agree to enter into any contract, option or other arrangement or understanding with respect to the sale, offer, transfer, assignment, mortgage, hypothecation, gift, pledge or other disposition of (any of the foregoing, a “transfer”), any of the Shares or (ii) enter into or engage in any hedge, swap, short sale, derivative transaction or other agreement or arrangement that transfers to any third party, directly or indirectly, in whole or in part, any of the economic consequences of ownership of the Shares (such actions in clauses (i) and (ii), “Prohibited Transfers”), other than transfers permitted pursuant to the Lock-Up Agreement and Exempt Transfers (as defined below) made after the expiration or termination of the Lock-Up Agreement, until the date that is twelve (12) months following the effective date of the Registration Statement. Any purported Prohibited Transfer in violation of this Section 4.1(b) shall be null and void ab initio. In order to enforce this covenant, the Company shall have the right to place restrictive legends on the book-entry accounts representing the Shares and to impose stop transfer instructions with respect to the Shares until the end of such period. Notwithstanding the foregoing, nothing in this Section 4.1(b) shall prevent or restrict the Investor selling (only in the case of clause (A)), transferring or otherwise disposing of the Shares (A) in connection with a sale of the Company approved by the Board of Directors of the Company, (B) as a bona fide gift to a charity or educational institution, or (C) to any trust for bona fide estate planning purposes (such actions in clauses (A) through (C), “Exempt Transfers”); provided, however, that in the case of clauses (B) and (C), it shall be a condition to such transfer or other disposition that (x) the recipient execute and deliver an agreement stating that it is receiving and holding the subject Shares subject to the provisions in this Section 4.1(b) and (y) that such transfer or other disposition is made pursuant to a transaction in which there is no consideration actually paid for such transfer or other disposition.
4.2Regulatory Approvals
(a)Subject to the terms hereof, including Section 4.2(b), the Investor and the Company shall, and shall cause each of their respective subsidiaries (in the case of the Investor, shall also cause its “ultimate parent entity” as defined under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) (such entity, the “Investor Ultimate Parent Entity”), and in the case of the Company, shall also cause SAP SE) to, cooperate and to use their respective commercially reasonable efforts to cause the waiting period for the Notification and Report Forms filed on November 13, 2020 pursuant to the HSR Act, to expire or be terminated, and to respond as promptly as reasonably practicable to any government requests for information pursuant to the HSR Act. Each party hereto shall (i) give the other party prompt notice of any material request, inquiry, objection, charge or other Action (as defined below), actual or threatened, by or before any Governmental Entity (as defined below) with respect to the transactions contemplated by this Agreement, (ii) keep the other party informed as to the status of any such material request, inquiry, objection, charge or other action, suit, proceeding, claim, arbitration or investigation (collectively, “Action”), (iii) promptly inform the other party of any material communication to or from any Governmental Entity regarding the transactions contemplated by this Agreement and (iv) permit the other party to review in advance, and consider in good faith any comments made by the other party in relation to, any proposed substantive communication by such party to any Governmental Entity with respect to the transactions contemplated by this Agreement. The parties hereto will (A) use their commercially reasonable efforts to resolve any such request, inquiry, objection, charge or other action so as to permit consummation of the transactions contemplated by this Agreement, and (B) consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other party in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with the transactions contemplated by this Agreement. Such cooperation shall include consulting with each other in advance of any meeting or substantive communication with any Governmental Entity and, to the extent permitted by law or such applicable Governmental Entity, providing each other the opportunity to participate in such meetings and other substantive conversations.
(b)Notwithstanding anything to the contrary in this Agreement, none of the Investor, the Company, or any of their respective subsidiaries (or in the case of the Investor, the Investor Ultimate Parent Entity, and in the case of the Company, SAP SE) shall be required to (i) respond to a request for additional information or documentary material issued by the Federal Trade Commission (“FTC”) or the United States Department of Justice (“DOJ”), (ii) contest, administratively or in court, any ruling, order or other action of the FTC or the DOJ or any third party respecting the transactions contemplated hereby, or (iii) become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (A) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Investor or any of their respective subsidiaries (or in the case of the Investor, the Investor Ultimate Parent Entity, and in the case of the Company, SAP SE), (B) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Company, the Investor or any of their respective subsidiaries (or in the case of the Investor, the Investor Ultimate Parent Entity, and in the case of the Company, SAP SE) in any manner or (C) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Investor or any of their respective subsidiaries (or in the case of the Investor, the Investor Ultimate Parent Entity, and in the case of the Company, SAP SE).
(c)Notwithstanding anything to the contrary, nothing in this Section 4.2 shall be deemed to require the Company to (i) delay, postpone, or otherwise alter the timing for, or other plans or activities relating to, the IPO or (ii) file, or take or agree to take any action that would require the filing of, any amendment to its Registration Statement with the SEC.

(d)The filing fee under the HSR Act pursuant to this Section 4.2 shall be borne by the Investor.
For purposes of this Agreement, “Governmental Entity” means any foreign or domestic governmental authority, including any supranational, national, federal, territorial, state, commonwealth, province, territory, county, municipality, district, local governmental jurisdiction of any nature or any other governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental department, division, agency, bureau, office, branch, court, arbitrator, commission, tribunal or other governmental instrumentality and any national or international stock exchange) or any political or other subdivision or part of any of the foregoing.
4.3Dividend Waiver. The Investor hereby waives any and all rights to receive any dividend declared by the Company with respect to any class or series of its capital stock prior to the closing of the IPO.
4.4Repurchase Right. The Shares when issued shall be unvested and shall be deemed to have vested in full on June 30, 2021 (the “Vesting Date”) if both (a) the closing of the IPO shall have occurred prior to the Vesting Date, and (b) Ryan Smith shall remain employed by the Company on the Vesting Date or his employment shall have been terminated prior to the Vesting Date by the Company without Cause (as defined in that certain Employment Agreement to be entered into prior to the closing of the IPO by and between the Company and Ryan Smith (the “Employment Agreement”)) or by Ryan Smith for Good Reason (as defined in the Employment Agreement). If such vesting does not occur, the Company may at any time during the 60-day period following the Vesting Date, by written notice to the Investor, repurchase all, but not less than all, of the Shares from the Investor for a price per share equal to the Per Share Price paid by the Investor (the “Repurchase Price”) (such repurchase right, the “Company Repurchase Right”); provided, however, that if the Company does not exercise the Company Repurchase Right, then the Shares shall be deemed to have vested in full upon the completion of such 60-day period. Ryan Smith shall make a protective election under Section 83(b) of the Internal Revenue Code in the form attached as Exhibit A with respect to the purchase of the Shares in recognition of the Company Repurchase Right. In the case of any exercise by the Company of the Company Repurchase Right, the Repurchase Price shall be paid by the Company to the Investor within five (5) business days after the delivery of the notice described above, by wire transfer of immediately available funds to an account designated by the Investor, against cancellation of the Shares of Class A Common Stock to be repurchased, and the Investor shall execute and deliver to the Company any acknowledgement or other document requested by the Company to evidence such cancellation. The Shares to be sold by the Investor to the Company pursuant to the Company Repurchase Right shall be sold free and clear of all liens, claims and encumbrances created by the Investor, but shall otherwise be sold without recourse, representation or warranty of any kind.
4.5Stockholders’ Agreement. In the event the Company shall enter into a stockholders’ agreement, investors’ rights agreement or similar agreement (any such agreement, the “Stockholders’ Agreement”) with any affiliate of Silver Lake Partners L.P. (“Silver Lake”) that purchases shares of Class A Common Stock in a private placement transaction to occur prior to or substantially concurrent with the closing of the IPO, the Investor shall enter into such Stockholders’ Agreement in the form attached as Exhibit B, with such changes as may be agreed to between Company, Silver Lake and SAP SE.
5.Conditions of the Investor’s Obligations at Closing. The obligations of the Investor under Section 1.1 of this Agreement are subject to the performance by the Company of its covenants and other obligations under this Agreement in all material respects and to the fulfillment on or before the Closing of each of the following conditions:
5.1Representations and Warranties. The representations and warranties of the Company contained in Sections 2.1(b), 2.4(b) and (c), 2.6 and 2.7 shall be true on and as of the Closing (or in the case of Section 2.6, as of the date of this Agreement), without giving effect to any qualifications as to “materiality” set forth therein, except as would not reasonably be expected to have a Material Adverse Effect (as defined below). The representations and warranties of the Company contained in Sections 2.1(a), 2.2, 2.3, 2.4(a), 2.5, 2.6 and 2.8 shall be true on and as of the Closing (or in the case of Section 2.5, as of the date of this Agreement). The Company shall have delivered to the Investor a certificate, dated as of immediately prior to the Closing, signed by the chief executive officer of the Company, certifying to the foregoing matters in this Section 5.1 and Section 5.5.
5.2Absence of Injunctions, Decrees, Etc. During the period from the date of this Agreement to immediately prior to the Closing, no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated at the Closing.
5.3Governmental Approvals. The applicable waiting period under the HSR Act (including any extensions thereof) with respect to the transactions contemplated by this Agreement shall have expired or early termination of such waiting period shall have been granted.
5.4Certificate of Incorporation and Bylaws. The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, substantially in the forms set forth in Exhibit C and Exhibit D, respectively, shall have been adopted and shall be in full force and effect, and shall not have been amended, except in respect of such changes as may be required to respond to and resolve any comments provided by the SEC on the terms of such certificate of incorporation or bylaws.
5.5Absence of Material Adverse Effect. Since the date of this Agreement to the Closing, there shall not have been the occurrence of a Material Adverse Effect. As used herein, a “Material Adverse Effect” means any event, circumstance, change, development, effect or occurrence (collectively “Effect”) that, individually or in the aggregate with all other Effects, (a) has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or operations of the Company or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the IPO; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether there has been or will be, a Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any law (including any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar law promulgated by any Governmental Entity in connection with or in response to COVID-19) or accounting principles; (ii) events or conditions generally affecting the industries or geographies in which the Company operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks (including COVID-19), or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God; or (vi) any failure in and of itself to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (vi) shall not prevent a determination that any Effect underlying such failure has resulted in a Material Adverse Effect, except in the cases of clauses (i) through (v), to the extent that the Company is disproportionately affected thereby as compared with other participants in the industries or geographies in which the Company operates.
6.Conditions of the Company’s Obligations at Closing. The obligations of the Company under Section 1.1 of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions:
6.1Representations, Warranties and Covenants. The representations, warranties and covenants of the Investor contained in Section 3 shall be true and correct in all material respects on and as of the Closing. The Investor shall have delivered to the Company a certificate, dated as of immediately prior to the Closing, signed by the chief executive or similar officer of the Investor, certifying to the foregoing matters in this Section 6.1.
6.2Absence of Injunctions, Decrees, Etc. During the period from the date of this Agreement to immediately prior to the Closing, no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated at the Closing.
6.3Governmental Approvals. The applicable waiting period under the HSR Act (including any extensions thereof) with respect to the transactions contemplated by this Agreement shall have expired or early termination of such waiting period shall have been granted.
6.4Certificate of Incorporation and Bylaws. The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, substantially in the forms set forth in Exhibit C and Exhibit D, respectively, shall have been adopted and shall be in full force and effect, and shall not have been amended, except in respect of such changes as may be required to respond to and resolve any comments provided by the SEC on the terms of such certificate of incorporation or bylaws.
6.5Finance and Investment Committee Approval. This Agreement shall have been approved by the SAP SE Finance and Investment Committee.
7.Termination. This Agreement shall terminate (a) at any time upon the written consent of the Company and the Investor, (b) upon the withdrawal by the Company of the Registration Statement, or (c) on the Vesting Date if the Closing has not occurred.
8.Miscellaneous.
8.1Publicity. No party shall issue any press release or make any other public announcement, including any website posting or social media post, that discloses the terms of this Agreement or the fact that the Investor has made or proposes to make an investment in the Company, except that this Agreement may be filed in connection with, and described in, the Registration Statement and otherwise as may be required by law or with the prior written consent of the other party. Each party will provide reasonable advance notice to the other parties prior to making any disclosure of this Agreement or the terms hereof in any filings made with the SEC, and will provide the other parties with reasonable opportunity to review and comment on such proposed disclosures.
8.2Survival of Warranties, Representations and Covenants. The warranties, representations and covenants of the Company and the Investor contained in or made pursuant to this Agreement or contained in any certificate delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investor or the Company.
8.3Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by the Investor without the prior written consent of the Company; provided, however, that after the Closing, the Shares and the rights, duties and obligations of the Investor hereunder may be assigned to an affiliate of the Investor without the prior written consent of the Company. Any attempt by the Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement in a manner that is not permitted by the foregoing sentence to be made without such permission shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.
8.4Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Delaware as applied to agreements entered into among Delaware residents to be performed entirely within Delaware, without regard to principles of conflicts of law.

8.5Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.
8.6Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail (if to the Investor) or otherwise delivered by hand, messenger or courier service addressed:
(a)if to the Investor, to the Investor’s address or electronic mail address as shown on the Investor’s signature page to this Agreement, with a copy (which shall not constitute notice) to The McCullough Group, 405 S. Main Street, Suite 800, Salt Lake City, Utah 84111, Attention: Scott M. McCullough, [ ]; and
(b)if to the Company, to the attention of the General Counsel of the Company at 333 West River Park Drive, Provo, Utah 84604 (e-mail: [ ]), or at such other current address or electronic mail address as the Company shall have furnished to the Investor, with a copy (which shall not constitute notice) to Shearman & Sterling LLP, 1460 El Camino Real, 2nd Floor, Menlo Park, CA 94025, Attention: Daniel Mitz, Daniel.Mitz@shearman.com.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via electronic mail, when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day. In the event of any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.
8.7Brokers or Finders. The Company shall indemnify and hold harmless the Investor from any liability for any commission or compensation in the nature of a brokerage or finder’s fee or agent’s commission (and the costs and expenses of defending against such liability or asserted liability) for which the Investor or any of its constituent partners, members, officers, directors, employees or representatives is responsible to the extent such liability is attributable to any inaccuracy or breach of the representations and warranties contained in Section 2.7, and the Investor shall indemnify and hold harmless the Company from any liability for any commission or compensation in the nature of a brokerage or finder’s fee or agent’s commission (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its constituent partners, members, officers, directors, employees or representatives is responsible to the extent such liability is attributable to any inaccuracy or breach of the representations and warranties contained in Section 3.7.
8.8Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor; provided, however, that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party.
8.9Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.
8.10Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties. No party shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.
8.11Specific Performance. The parties to this Agreement hereby acknowledge and agree that the Company would be irreparably injured by a breach of this Agreement by the Investor, and the Investor would be irreparably injured by a breach of this Agreement by the Company, and that money damages are an inadequate remedy for an actual or threatened breach of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the aggrieved party in the event that this agreement is breached. Therefore, each of the parties to this Agreement agree to the granting of specific performance of this Agreement and injunctive or other equitable relief in favor of the aggrieved party as a remedy for any such breach, without proof of actual damages, and the parties to this Agreement further waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or in equity to the aggrieved party. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Class A Common Stock Purchase Agreement as of the date first above written.

QUALTRICS INTERNATIONAL INC.

By:	/s/ Chris Beckstead
Name:	Chris Beckstead
Title:	President

Q II, LLC:

By:	/s/ Ryan Smith
Name:	Ryan Smith
Title:	Manager

Address:

[Signature Page to Class A Common Stock Purchase Agreement]

Exhibit A
Form of 83(b) Election [Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit B
Form of Stockholders’ Agreement [Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit C
Form of Amended and Restated Certificate of Incorporation [Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit D
Form of Amended and Restated Bylaws [Omitted pursuant to Item 601(a)(5) of Regulation S-K]